Exhibit 12.1

Oglethorpe Power Corporation

Computation of Ratio of Earnings to Fixed Charges,

Equity Ratio and Margins for Interest Ratio

	Year ended December 31,
	2014	2013	2012	2011	2010

Computation of Ratio of Earnings to Fixed Charges:
Net margin	$46,635	$41,480	$39,320	$37,737	$33,733
Less: income from equity investees	(1,712)	(1,675)	(1,576)	(1,656)	(1,657)
Adjusted net margin	44,923	39,805	37,744	36,081	32,076

Interest expense	344,561	313,491	307,482	296,138	266,641
Less: interest capitalized during period	(102,081)	(95,886)	(83,892)	(72,692)	(41,593)
Amortization of deferred debt expense	16,653	15,872	20,410	20,901	24,119
Interest portion of rental expense	2,142	2,599	2,649	2,658	2,683
Earnings	$306,198	$275,881	$284,393	$283,086	$283,926

Interest expense	$344,561	$313,491	$307,482	$296,138	$266,641
Amortization of deferred debt expense	16,653	15,872	20,410	20,901	24,119
Interest portion of rental expense	2,142	2,599	2,649	2,658	2,683
Fixed Charges	$363,356	$331,962	$330,541	$319,697	$293,443

Ratio of Earnings to Fixed Charges	0.84 (1)	0.83 (2)	0.86 (3)	0.89 (4)	0.97 (5)

Computation of Equity Ratio:
Patronage capital	$761,124	$714,489	$673,009	$633,689	$595,952

Total capitalization	$7,991,482	$7,668,568	$6,608,377	$6,476,061	$5,555,471
Long-term debt and capital leases due within one year	160,754	152,153	168,393	172,818	170,947
	$8,152,236	$7,820,721	$6,776,770	$6,648,879	$5,726,418

Equity Ratio	9.3%	9.1%	9.9%	9.5%	10.4%

Computation of Margins for Interest Ratio:
Adjusted net margin	$46,635	$39,805	$37,744	$36,081	$32,076
Interest for debt secured under the first mortgage indenture	320,715	284,323	269,597	257,719	229,116
	$367,350	$324,128	$307,341	$293,800	$261,192

Margins for Interest Ratio	1.14	1.14	1.14	1.14	1.14

(1)           The dollar amount for the deficiency for the fiscal year ended December 31, 2014 is $57,158,000.

(2)           The dollar amount for the deficiency for the fiscal year ended December 31, 2013 is $56,081,000.

(3)           The dollar amount for the deficiency for the fiscal year ended December 31, 2012 is $46,148,000.

(4)           The dollar amount for the deficiency for the fiscal year ended December 31, 2011 is $36,611,000.

(5)           The dollar amount for the deficiency for the fiscal year ended December 31, 2010 is $9,517.000.